                                                                      EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration
Statements:

1) Registration Statement (Form S-3 No. 333-121906) and related Prospectus pertaining to the registration of up to $400 million of Kaydon Corporation securities as listed in the registration statement,

2) Registration Statement (Form S-8 No. 2-89399) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan,

3) Registration Statement (Form S-8 No. 33-48762) pertaining to the Electro-Tec Corporation Employee Retirement Benefit Plan,

4) Registration Statement (Form S-8 No. 333-119637) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan and Electro-Tec Corporation Employee Retirement Benefit Plan,

5) Registration Statement (Form S-8 No. 333-81265) pertaining to the Kaydon Corporation 1999 Long Term Stock Incentive Plan,

6) Registration Statement (Form S-8 No. 333-105116) pertaining to the Kaydon Corporation Director Deferred Compensation Plan and the Kaydon Corporation 2003 Non-Employee Directors Equity Plan of Kaydon Corporation;

of our reports dated February 16, 2006 with respect to the consolidated financial statements and schedule of Kaydon Corporation, Kaydon Corporation management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kaydon Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.


/s/ Ernst & Young LLP
Detroit, Michigan
March 1, 2006